INTERACTIVE AFFILIATION AGREEMENT
                                (VIRTUAL CHANNEL)

      This Interactive Affiliation Agreement (the "Agreement"), is made and effective as of this 18 day of November, 2004 (the "Effective Date") by and between Zone4Play Inc. ("Network"), having a principal place of business at 103 Foulk Road, Suite 202, Wilmington, Delaware 19083 and EchoStar Satellite L.L.C. ("EchoStar"), having a principal place of business at 9601 South Meridian Blvd., Englewood, Colorado 80112.

                                    RECITALS

      A. EchoStar operates a direct broadcast satellite DBS system in the United States and desires to offer its customers an interactive programming service consisting of a multi player trivia bingo game of skill as described in more detail in Attachment A (attached hereto and incorporated herein by this reference), (hereinafter the "Service"); and

      B. Network desires to provide application software (the "Software Application") necessary to run the Service on EchoStar's distribution network;

      NOW, THEREFORE, in consideration of the mutual promises and the covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Network and EchoStar agree as follows:

1.    RIGHTS.

      Network hereby grants to EchoStar and its Affiliates (as defined below) the exclusive right and license to transport, display, exhibit, market, promote and distribute the Service to residential and commercial customers served by EchoStar's distribution platform ("EchoStar Subscribers") in Washington, D.C., the fifty (50) United States of America and its territories, possessions and commonwealths including without limitation Puerto Rico and the U.S. Virgin Islands (the "Territory"). In addition, EchoStar shall have the right to copy the Software Application for archival and back-up purposes and shall have the right to use Network's trademarks and logos to promote and advertise the Service to EchoStar Subscribers and potential new subscribers. The rights granted to EchoStar hereunder shall include the right to offer the Service to EchoStar Subscribers under such terms and conditions as EchoStar may determine in its discretion. For purposes of this Agreement, the term "Affiliate" shall mean any person or company that directly or indirectly or through one or more intermediaries, controls or is controlled by, or is under common control with a party to this Agreement; and for the purposes of this definition, the term "Control" (including the words controlling or controlled by) shall mean the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting securities, by contract or otherwise. EchoStar's distribution of the Service is intended to be received only within the Territory, however Network understands and agrees that the signal will spill over outside and beyond such geographic boundaries and agrees that any such spillover, in and of itself, shall not constitute a breach of this Agreement.

2.    DEVELOPMENT OF THE APPLICATION SOFTWARE.

      Network shall develop a unique version of its Application which is compatible with and compliant to EchoStar's specifications (as such specifications relate to Network and may be changed from time to time in agreement with Network) (the "Developer's Welcome Kit"). Network and EchoStar agree to meet and confer as soon as reasonably practicable following the Effective Date and to negotiate in good faith with respect to a document which sets forth technical and business specifications for the Application for each line or model of set top box utilized by the Distribution System (the "Master Plan Document"). For clarity, the parties agree and acknowledge that the Master Plan Document shall include all material elements and specifications which are required and/ or associated with the Application functioning on the Distribution System, including without limitation all user interfaces, bandwidth usage, technical capabilities, functional requirements, development actions, testing procedures and deployment schedules. The Master Plan Document shall be subject to the approval of both EchoStar and Network. The launch of the Application and the deployment within each model of EchoStar's digital set top box receiver is expressly contingent upon successful development and testing in accordance with the Master Plan Document. For clarity, and notwithstanding EchoStar's duty to negotiate in good faith with respect to the Master plan Document, the parties agree and acknowledge that EchoStar shall not have any obligation to alter its production schedule or bandwidth allocation processes. Network shall develop that certain application software along with all application interfaces which will be used to include the data stream for the Application as a part of the Service (the "Application Software") (for clarity the term Application Software shall include the defined term Software). All costs directly related to the development, integration and delivery of the Application Software shall be the sole responsibility of Network. After the Application has been deployed on the Distribution System, if Network desires to make changes to the Application Software, Network must submit such changes to EchoStar and EchoStar, in its sole discretion, may either accept or reject Network's changes. EchoStar has developed certain software, including, without limitation, any interfaces, application development tools, application streamers, broadcast server interfaces, advance database spooler interfaces, and any set top box application software ("System Software"). As between EchoStar and Network, EchoStar shall retain exclusive ownership of the System Software, along with all Intellectual Property Rights associated with the System Software and all derivative works thereof. Network agrees and acknowledges that any portion of the Service which may be developed by EchoStar, including without limitation the System Software and any Application Software interfaces shall, as between EchoStar and Network, remain the sole and exclusive property of EchoStar. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained herein, EchoStar shall at no time be required to develop any portion of the Service, including any changes to the System Software (with the exception of any changes agreed to in the Master Plan Document). Except to the extent that the System Software may make up some portion of the Software Application, as between EchoStar and Network, Network shall retain exclusive ownership of all Intellectual Property Rights to the Software Application.

      (b) Network shall provide EchoStar the Software Application source code prior to launch of the Software Application for testing and approval. All rights, title and interest, including intellectual property rights, in the source code and software application belongs to Network. EchoStar shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted under this Agreement. EchoStar warrants that it shall not make use of the said source code for any purpose other than that mentioned herein. EchoStar further warrants that it shall during the Term and at all times thereafter treat all of Network's intellectual property as strictly confidential, and will not directly or indirectly disclose such intellectual property or directly or indirectly use, or permit any others to use, any such intellectual property for any purpose. Furthermore, EchoStar shall secure, protect and preserve high security and confidentiality measures and procedures in safekeeping the source code and all information related thereto.

      (c) EchoStar agrees that the entire source code for the Software Application together with all related documentation, as now exists or hereafter becomes available, including but not limited to the then current version(s) of the Software Application being used by EchoStar (the "Escrow Materials") will be deposited, maintained and updated, at Network's expense, in escrow pursuant to an Escrow Agreement to be negotiated by the parties. Network shall deposit the Escrow Materials within fifteen (15) days of the Commercial launch of the Software Application.

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

3.    DELIVERY AND DISTRIBUTION OF THE SERVICE.

      (a) Network shall be solely responsible for delivery of the Software Application to EchoStar's uplink facility in Cheyenne, Wyoming and/or EchoStar's uplink facility in Gilbert, Arizona, or to such location as directed by EchoStar from time to time in its sole judgment (collectively, the "Uplink Facility").

      (b) EchoStar shall, at its sole cost and expense, transmit the Service from the Uplink Facility to the Service Subscribers (as that term is defined in Section 8(b) of this Agreement); provided however, that nothing herein shall obligate EchoStar to distribute the Service in any manner which is now, or at any time hereafter may in EchoStar's reasonable judgment be, prohibited under applicable local, state or federal laws and regulations. EchoStar shall determine how to package and/or sell the Service in its sole discretion.

      (c) Software Application Integrity. . Network's failure to maintain the Software Application that results in a reliability level of less than 99.975% more than two (2) times in any three (3) month period during the Term shall be a material breach of this Agreement. Any errors in the Service, including without limitation the Software Application, shall be corrected within one (1) hour after EchoStar notifies Network of such error. Any notice required under this
Section 3(c) may be given either orally, by electronic mail or in writing.

      (d) EchoStar shall launch Network's Service within 3 months upon acceptance and completion of all testing of the Software Application to the complete satisfaction of EchoStar in its sole discretion.

      (e) Technical Contact. Network agrees to designate one or more persons who will be available on a twenty-four (24) hour per day, seven (7) day per week basis to respond to and correct errors in the content or delivery of the Service or the Data Stream. The designated contact person(s), together with telephone numbers where they may be reached 24 hours per day, are listed on Attachment A. Network further agrees to inform EchoStar in writing immediately upon a change to any such information.

      (f) Service Interruption. In the event the Service is interrupted due to the fault or negligence of Network or any of its employees or agents, EchoStar reserves the right to charge Network five dollars ($5.00) for each telephone call received by EchoStar that is attributable to the interruption, provided that EchoStar provides Network with a written report indicating the number of actual calls directly associated with the interruption.

      (g) Bandwidth Allocation. Network understands and agrees that EchoStar shall have no obligation, at any time or for any reason, to provide bandwidth in excess of five hundred thousand (500,000) bits per second.

4.    PRICING.

      The retail price for both commercial and single-family residential subscriptions to the Service shall from time to time, be established by EchoStar, in its sole discretion (the "Retail Price") in accordance with Attachment C. However, in no case shall the Retail Price be less than one dollar ($1.00 US).

5.    MARKETING.

      (a) Network will use its best efforts to market and promote the Service. EchoStar shall market and promote the Service in a substantially similar manner as it markets and promotes other similar services, except where other interactive service providers offer special promotional incentives to EchoStar. Network agrees to permit EchoStar to use Network's trademarks to market the Service to customers.

      (b) In no event will Network or any of its Affiliates directly or indirectly use any logos, trademarks, service marks, trade names or other information in any form now or hereafter owned, acquired or used by EchoStar and/or any of its Affiliates to identify itself or themselves or any of its or their products and/or services ("EchoStar Identifying Information") in any advertising or promotional materials without the express written consent of EchoStar.

      (c) In no event will Network or any of its Affiliates directly or indirectly use any EchoStar Identifying Information in any press release or other information intended for the press, trade publications or websites, or a public audience in any manner (the "Press Release") issued by Network and/or its Affiliates without EchoStar's prior written approval, which approval EchoStar may withhold in its sole discretion. Network shall provide to EchoStar, at least twenty one (21) days prior to release and in exactly the form intended to be publicly released by Network and/or any of its Affiliates, any and all Press Releases which directly or indirectly use any EchoStar Identifying Information. EchoStar may reject and prohibit Network and its Affiliates, from publicly releasing such Press Releases, for any reason or no reason in its sole and absolute discretion. In the event that EchoStar does not grant written approval of a press release within five (5) business days after receiving it from Network, the Press Release submitted shall be deemed rejected and Network, and its Affiliates shall be prohibited from publicly releasing it. In the event that Network and/or any of its Affiliates: (i) directly or indirectly uses any EchoStar Identifying Information in any press release issued by Network and/or its Affiliates without EchoStar's prior written approval; or (ii) fail to provide EchoStar with a proposed press release at least twenty one (21) days prior to release, EchoStar shall be entitled to immediately terminate this Agreement by providing written notice to Network to that effect, and Network shall forfeit all revenue accrued during the calendar month in which such breach occurs. Any such termination shall be without prejudice to any other rights or remedies that EchoStar might have under this Agreement, at law, in equity or otherwise.

6.    SALES.

      (a) Sales. EchoStar may collect revenues for the Service through the sale of advertising, sponsorships, and subscriptions (the "Service Revenue"). Net Service Revenue shall mean all Service Revenue generated by the Service, less local taxes and direct costs incurred by EchoStar (including without limitation prizes, awards, commercially reasonable costs associated with third party advertising agency commissions, uncollected funds and adjustments necessitated by refunds, credits and write offs for bad debt). The parties agree that the Network shall receive [ ] percent [( %)] of all Net Service Revenue and EchoStar shall retain [ ] percent [( %)] of all Net Service Revenue, respectively.

      (b) Subscriber Sales Administration. EchoStar shall be solely responsible for receiving, collecting and processing subscriptions for the Service from EchoStar Subscribers, if any, including billing and collecting payment from EchoStar Subscribers, and the authorization and de-authorization of receivers to receive the Service. In no event shall Network collect Service Revenues from EchoStar Subscribers. Should Network receive any Service Revenues directly from EchoStar Subscribers, Network shall promptly pay such sums forward to EchoStar, it being expressly understood and agreed that Network shall not be entitled to retain any such sums as its own.

      (c) Advertising Sales Administration. EchoStar shall be responsible for receiving and processing orders for the Service, billing and collecting payment, if any, from advertisers or advertising agencies. Network's advertising placements within the Service will adhere to EchoStar's Interactive Advertising guidelines as defined in Attachment B (which is incorporated herein by this reference).

      (d) Prize Administration. EchoStar shall be responsible for the administration and presentment of prize money and/or non-monetary prizes to eligible winning players. The parties agree that EchoStar shall be entitled to withhold not more than twenty percent (20%) of the collected gross Service Revenues provided that such Service Revenues shall be allocated solely for the funding of prizes as set forth in Attachment A.

7.    TERM AND TERMINATION.

      (a) Unless earlier terminated pursuant to the terms of this Agreement, this Agreement shall commence on the later of either the date first written above or the date the Service is first delivered by EchoStar to Service Subscribers on a commercial (i.e., not beta or in any form of test group) basis ("Effective Date") and shall continue for one (1) year(s) (the "Term"). EchoStar shall have the right to renew this Agreement in two consecutive one year terms each of which for the purposes of this Agreement shall be deemed a part of the Term.

      (b) Either party may terminate this Agreement upon the occurrence of any of the following events of default, provided that such default is not cured within forty-five (45) days: (i) the other party has made any material misrepresentation; (ii) the other party is in breach or default of any representation, warranty, covenant, duty or obligation hereunder. This Agreement shall terminate automatically upon the occurrence of any of the following events: (i) the other party becomes insolvent or seeks relief under any insolvency statute, is placed in receivership or liquidation, or makes any assignment for the benefit of creditors; (ii) the other party, for more than twenty (20) consecutive days, fails to maintain operations as a going business; or (iii) the other party falsifies any documents, records or reports required hereunder or engages in or commits any fraud or illegal action in connection with this Agreement. The right of a party to terminate this Agreement and any automatic termination of this Agreement shall be in addition to any other rights or remedies either party may have under this Agreement, at law, in equity or otherwise. In addition to the foregoing termination provision, if Network's Software Application fails to perform in accordance with Section 3(c) of this Agreement, EchoStar shall allow Network to cure such failure within 10 business days. In the event that Network has not rectified such failure, EchoStar shall have the right to suspend its performance hereunder and terminate this Agreement in its sole and exclusive discretion. Upon termination of this agreement, EchoStar, shall cease any use, distribution or solicitation with respect to the Service governed by this Agreement. Further, it shall return all confidential information including source code provided to it in trust and all confidential information related thereto, and the Software Application of Network within 14 days of termination and upon written notice from Network.

      (c) EchoStar may terminate this Agreement immediately upon notice to
Network: (i) in the event that governmental authority or regulation prohibits distribution of the Service in the Territory; or (ii) if EchoStar determines, in its sole discretion, that continued distribution of the Service by EchoStar is likely to result in civil or criminal liability, fines, or other similar sanctions or penalties.

8.    PAYMENTS; REPORTS; AUDIT RIGHTS.

      (a) Payments and Due Dates. Network's portion of the Net Service Revenue for any Reporting Period shall be paid by EchoStar not later than sixty (60) days after the end of the calendar month during which the Reporting Period ends. A "Reporting Period" refers to that portion of the calendar month or portions of two (2) calendar months as applicable which represents EchoStar's billing cycle as and determined by EchoStar from time to time in its sole discretion (the Reporting Period as of the Effective Date is from the twenty-first (21st) day of each calendar month and the twentieth (20th) of the subsequent calendar month).

      (b) EchoStar Subscriber Reports. Within sixty (60) days after the end of the applicable calendar month in which the relevant Reporting Period ends, EchoStar shall supply to Network the total number of EchoStar Subscribers who are authorized to receive the Service by EchoStar ("Service Subscribers") as of the last day of the relevant Reporting Period and the immediately preceding Reporting Period. Network acknowledges and agrees that all information provided by EchoStar to Network under this Section 8 is deemed proprietary to EchoStar, and Network represents warrants and agrees that it will treat all such information as Confidential Information under Section 12 of this Agreement.

      (c) Financial Reports. EchoStar will keep materially accurate books of accounts and records relating directly to the number of Service Subscribers during any given Reporting Period and payments made to Network. All such books and records shall be maintained by EchoStar during the Term and for one (1) year following the expiration of the Term. Within sixty (60) days after the end of the applicable calendar month in which the relevant Reporting Period ends, EchoStar shall supply to Network the following information:

            (i) the total amount of advertising revenue collected by EchoStar from advertising on the Service;

            (ii) the total amount of the sponsorship revenue collected by EchoStar from sponsorships of the Service;

            (iii) the total amount of the Subscriber Revenues.

      (d) During the Term and for a period of one (1) year thereafter, Network shall have the right to audit the books and records maintained by EchoStar in accordance with Section 8(c) of this Agreement and EchoStar shall have the right to audit Network's books and records which relate to Network's performance under
Section 13 of this Agreement.

      (e) Any such audit shall be conducted in a manner which is not unreasonably disruptive to either party's normal business operations. Each party shall make applicable books, records, personnel and office available for such audit during normal business hours at their respective principal place of business. The parties agree that a party may conduct an audit only once in any twelve (12)-month period and no party shall be entitled to audit for any particular time period more than once (unless, in each instance, specific follow-up audits are required because of a bona fide dispute). A party wishing to conduct an audit (the "Auditor") shall provide the party being audited (the "Auditee") with no less than thirty (30) days advance written notice of its desire to perform an audit. Any such audit shall be at the expense of the Auditor unless such audit discloses an underpayment by the Auditee in excess of five percent (5%), in which case the Auditee shall reimburse the Auditor for such expenses. If the audit discloses any underpayment by the Auditee and the Auditor does not have a bona fide dispute with such allegation, such party shall make payment to the auditor of the full amount of such underpayment within forty-five (45) days of the day such Auditee received written notice of such underpayment. Any claim relating to an audit must be made within four (4) months of date the auditor leaves the Auditee's offices, otherwise the Auditor will be deemed to have waived its right, whether known or unknown, with respect to the subject matter of the audit.

      (i) Any audit conducted in accordance with the foregoing paragraph shall be conducted by an independent nationally-recognized certified public accounting firm approved by the Auditee (the "Independent Auditor") who shall execute a non-disclosure agreement in a form reasonably acceptable to the party being audited, provided that EchoStar shall be entitled to conduct an audit using its own personnel so long as such personnel are generally used by EchoStar to conduct such audits. All materials created by the Independent Auditor with respect to an audit shall: (A) be returned to the Auditee; (B) remain the property of the Auditee; and (C) be subject at all times to the confidentiality provisions hereof.

      (ii) In order to constitute a valid and enforceable audit hereunder, the Independent Auditor shall provide to the Auditee two (2) copies of all audit reports and supporting documentation within sixty (60) days of its completion of such audit, which shall occur no later than ninety (90) days after leaving Auditee's premises.

9.    REPRESENTATIONS AND WARRANTIES.

      (a) Mutual Representations, Warranties and Covenants. Each party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; (v) it presently has and will continue to have at all times during the Term all rights necessary to grant to the other party the right to use it's trademarks, service marks, logos and related trade usages as permitted hereunder; and (vi) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

      (b) Representations, Warranties and Covenants as to Content. Network represents, warrants and covenants to EchoStar that: (i) Network presently has and will continue to have at all times during the Term all rights necessary to grant EchoStar the rights contracted for by EchoStar under this Agreement, including without limitation the rights to transmit, transport and otherwise distribute the Service and the rights to activate and deactivate subscriptions to the Service; (ii) Network shall assume responsibility for the payment of, and shall pay as and when due, any and all copyright, royalty or other performance rights payments through to the viewer, including without limitation payments to ASCAP, BMI, SESAC and any other applicable music performance society or other applicable entity (collectively referred to as the "Performance Right Fees") with respect to all content included as part of the Service; (iii) the Service is an original work of authorship, was not copied or adapted, shall not contain any material which violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity; and (iv) Network presently is and will remain at all times during the Term in full compliance with all applicable local, state and federal laws, rules and regulations.

      (c) The representations, warranties and covenants contained in this
Section 9 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

10.   INDEMNIFICATION.

      (a) Network shall indemnify and hold harmless EchoStar, its Affiliates, directors, officers, members, employees and agents (collectively, the "EchoStar Indemnitees") from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred in connection with any claim against any of the EchoStar Indemnities arising out of: (i) the breach or default of any of Network's representations, warranties, covenants, obligations or duties herein; (ii) an allegation that all or any part of the Software Application violates or infringes any copyright, patent, right of privacy or literary or dramatic right of any person or entity; and/or (iii) Network's advertising and marketing of the Service.

      (b) In furtherance of the foregoing duty, EchoStar shall: (i) notify Network of any claim for indemnification in writing within a reasonable period of time; (ii) allow network to control the defense of such claim and of any negotiations regarding settlement of such claim (provided that: (A) EchoStar may be represented by counsel of its choosing at the sole and exclusive expense of Network; (B) if, in EchoStar's sole and exclusive determination, Network is not actively pursuing the defense of such claim EchoStar may assume such defense using counsel of its choosing at the sole cost and expense of Network; and (C) Network may not settle any such claim which would require EchoStar to do or refrain from any act, other than the payment of money damages.); (iii) give Network all reasonable assistance, information and authority to perform the above.

11. NOTICES. Except as otherwise expressly set forth herein, any notices to be given pursuant to this Agreement ("Notice") shall be in writing, signed by the party issuing them, and sent by: (i) facsimile transmission; (ii) first class certified mail, postage prepaid; or (iii) overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such party may have substituted by notice given to the others in accordance with this Section 11. The sending of such notice with confirmation or receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by certified mail or by overnight courier service) shall constitute the giving thereof:

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
If to Network:   Zone4Play Inc.                       with copy to:     Zone4Play (Israel) Ltd
                 103 Foulk Road, Suite 202                              3B Hashlosha Street
                 Wilmington, Delaware 19083                             Tel Aviv, 67060, Israel
                                                                        Attn: Idan Miller
                                                                        Fax No.: 011 972 3 537 6986
If to EchoStar:  EchoStar Satellite L.L.C.            with a copy to:   General Counsel
                 9601 South Meridian Blvd.                              Fax No.: (303) 723-1699
                 Englewood, Colorado 80112
                 Attn:  Executive Vice President of
                        Programming
                 Fax No.: (303) 723-1999

12.   CONFIDENTIALITY.

      (a) Each party agrees that they and their employees, representatives and agents have maintained and will maintain, in confidence, the terms and conditions, including the existence and duration, of this Agreement; as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the disclosing party's personnel or files, and that they have not and will not reveal the same to any persons not employed by the disclosing party except: (i) at the written direction of the disclosing party; (ii) to the extent necessary to comply with a valid law, rule, regulation, order of a court of competent jurisdiction, or requirement of a government agency, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information; (iii) in connection with any arbitration proceeding; (iv) as part of its normal reporting or review procedure to its partners, parent company, its auditors, its attorneys and its investment bankers, and such parent company, auditors, attorneys and investment bankers agree to be bound by the provisions of this Section 12; and (v) in order to enforce any of its rights pursuant to this Agreement.

      (b) Network acknowledges and agrees that any and all EchoStar Subscribers, including those who receive the Service, shall be deemed customers of EchoStar. Network further acknowledges and agrees that the names, addresses, profiles or other identifying information of such subscribers ("Subscriber Information") are, as between EchoStar and Network, the sole and exclusive property of EchoStar. During the Term and at all times thereafter, Network agrees that it will treat all Subscriber Information strictly confidential, and will not directly or indirectly disclose any Subscriber Information or directly or indirectly use, or permit any others to use, any Subscriber Information for any purpose. In the event that any third party comes into possession of Subscriber Information, either directly or indirectly, resulting from activities contemplated in this Agreement (e.g., direct response product sales or advertising), Network, is obligated to have previously obtained a written confidentiality agreement from such third party covering and safeguarding the confidentiality of the Subscriber Information upon terms no less restrictive than those contained in this paragraph.

      (c) Each party agrees that a breach of these obligations of confidentiality will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to the other party's to exercise any other rights and remedies it may have at law, in equity or otherwise, including without limitation, the right to terminate this Agreement and seek damages or other legal or equitable relief.

13.   MOST FAVORED NATIONS.

      Network agrees that if it grants or has granted (including without limitation, any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it), to any third party: (A) a lower net effective rate per Service Subscriber for the Services than EchoStar is paying hereunder (whether calculated on the basis of a packaged or "tiered" rate or on an stand alone or "a-la-carte" basis), (B) any marketing or advertising support or reimbursements, launch support or reimbursements, free or discounted marketing materials or any other support, credits, reimbursements, rebates, contributions, adjustments or incentives related to the marketing of the Services, whether given directly or indirectly to such third party grantee, or
(C) any other economic or non-economic term, provision, covenant or consideration, that are or is more favorable to such third party grantee than EchoStar is receiving hereunder ((A), (B) and (C) above, individually and collectively, shall be referred to herein as "More Favorable Provision(s)"), Network will promptly offer such More Favorable Provisions to EchoStar both orally and in writing for the same amount of time that such More Favorable Provision is, was, or will be available to such third party. A More Favorable Provision shall include any pertinent term, provision, covenant or consideration, regardless of whether the term, provision, covenant or consideration concerning the subject matter of such More Favorable Provision whether such term, provision, covenant or consideration relates to such third party's entire subscriber base or less than the entire base (e.g. a More Favorable Provision relating to a "test" or "sample" group of subscribers). For purposes of this paragraph, the calculation of net effective rate shall include all economic and non-economic terms and provisions of any agreement that involve financial or other outlays (excluding contingent liabilities) by either party for the benefit of the other or in direct or indirect connection with the rates for the Service, or that involve direct or indirect consideration paid by either party to the other including without limitation rebates, investments, discounts, credits, adjustments of any kind, actual per subscriber rates, volume or other discounts, ad buys, reimbursements, channel position fees, pre-payment of loans, deductions for uncollected accounts, incentives, cash payments (whether conditional or not), sales or leases of equipment, studio facility discounts, payment terms and other financing terms. In determining net effective rates, the parties agree and acknowledge that neither the number of subscribers to the Service nor the number of subscribers availed of the Service shall be relevant. For clarity, the parties agree and acknowledge that EchoStar shall not be required to perform any obligation, term and/or condition, regardless of whether any third party grantee of a the More Favorable Provision has agreed to perform the obligation, term and/or condition in order to receive such More Favorable Provision(s).

14.   MISCELLANEOUS.

      (a) Attorney Fees. In the event of any suit or action to enforce or interpret this Agreement or any provision thereof, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney fees, both at trial and on appeal, in addition to all other sums allowed by law.

      (b) Successor Interests; Assignment. This Agreement is binding upon the heirs, legal representatives, successors and assigns of EchoStar and Network. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior express written consent of the other party to this Agreement, except that EchoStar may assign this Agreement in whole or in part to an Affiliate at any time without the consent of Network. In furtherance and without limitation on the foregoing, in the event that any person or entity who, as of the date first written above, did not possess, directly or indirectly, the power to direct or cause the direction of management or policies of either party, whether by virtue of the ownership of voting stock, by contract or otherwise, later comes into possession of such power, that will be considered an assignment requiring the other party's consent hereunder. Notwithstanding anything to the contrary in the foregoing, Network may not make any assignment of its rights or obligations under this Agreement to a competitor of Affiliate in the multi-channel video programming distribution business without prior written consent of Affiliate. Any assignment or other transfer prohibited herein shall be null and void.

      (c) Limitation of Liability. IN NO EVENT SHALL ECHOSTAR OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO NETWORK. IN NO EVENT SHALL ANY PROJECTIONS OR FORECASTS MADE BY ECHOSTAR BE BINDING AS COMMITMENTS OR PROMISES. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF ECHOSTAR AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT EXCEED THE NET REVENUES FROM THE SERVICES ACTUALLY PAID TO NETWORK BY AFFILIATE.

      (d) Choice of Law; Consent to Jurisdiction. The relationship between the parties and their present and future affiliates, including without limitation all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado, applicable to contracts to be made and performed entirely within the State of Colorado by residents of the State of Colorado, without giving any effect to its conflict of law provisions. The parties and their present and future Affiliates consent to the in personam jurisdiction of the United States District Court for the District of Colorado for the purposes set forth in this
Section 14(d) and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. ss.ss.1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction over any such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado.

      In addition, Network agrees to waive service of process if requested to do so in writing by EchoStar and such request to waive service may be delivered by any of the following: facsimile, first class mail, FedEx, International Mail, or similar manner of transmission

      (e) Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an act of God or other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence (a "Force Majeure Event") including, without limitation, technical failure (i.e. the failure of all or part of a satellite or any uplinking or ground turnaround station equipment). If the Service is interrupted or discontinued as a result of a Force Majeure Event, EchoStar shall have the right, immediately, to insert programming of its choice in place of the Service until the Service is fully operational again.

      (f) Waiver. The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

      (g) Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. The invalidation or unenforceability of any of the provision contained in this Agreement shall in no way affect any of the other provisions hereof or the application thereof and the same shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

      (h) Entire Agreement; Amendment; Captions; and Construction. This Agreement (including any schedule or attachment hereto) contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, representations or undertakings between the parties with respect to the subject matter hereof. No waiver, modification or amendment of any of the terms or conditions of this Agreement shall be effective unless memorialized in a writing that has been signed by both parties hereto. The captions used herein are for reference purposes only and shall not be used in the interpretation of this Agreement.

      (i) Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of default or breach by either party of this Agreement are cumulative and shall not affect in any manner any other remedies that the other party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

      (j) Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

NETWORK                                ECHOSTAR SATELLITE L.L.C.

/s/ Shimon Citron                      /s/ Michael S. Schwimmer
---------------------------            -----------------------------------
Name: Shimon Citron                    Michael S. Schwimmer
Title: Chief Executive Officer         Executive Vice President of Programming

                                  ATTACHMENT A
                       INTERACTIVE APPLICATION PARAMETERS

A. APPLICATION DEFINITION: The Bingo Trivia game begins with the random creation of a BINGO card (five squares containing random numbers in each column under the heading BINGO). A green square signifies a covered square much like a non-virtual game of BINGO. The game randomly generates additional squares - shaded in green with the remaining squares shaded in orange. An orange square signifies an open square which the Player needs to cover to create a BINGO opportunity. The remaining squares shaded in orange may be converted to a green square by selecting the particular square and correctly answering the trivia question associated with the open square. By covering certain squares the player can achieve a BINGO. A BINGO is achieved every time a vertical, horizontal or diagonal line contains all squares shaded in green. A BINGO is clearly indicated by the game. Each time a BINGO is achieved Bingo Trivia credits the player with 1,000 points. To convert an open square (a square that is shaded in orange) to a covered square (a square that is shaded green) the player has to select the open square of his choice. The trivia question associated with the selected open square is revealed. The player has 20 seconds to select the correct answer. If the player is right the orange shaded square will be replaced by a green square, indicating a covered square. If this creates a BINGO, the game will indicate this and credit the player with 2,000 points. If the answer of the trivia question is incorrect, the open square will remain open and the user receives one yellow card. Three wrong answers before achieving a Full Card end the game. The player can simply select the "Play Again" button. If the player answers all of the trivia questions correctly before getting three yellow cards he will achieve a Full Card with a Congratulations! notice "Not only will you receive 2,000 points for each BINGO achieved, Bingo Trivia will credit you with 15,000 bonus points".

B.    TECHNICAL CONTACT INFORMATION:

      Contact Name      Jacob Beitelman
      Phone Number      011 972 3 537 6989
      Pager/Cell Number 011 972 55 713 934
      E-mail Address    Jacob@zone4play.com

      Alt. Contact Name Shachar Schalka
      Phone Number      011 972 3 537 6989
      Pager/Cell Number 011 972 67 717 789
      E-mail Address    Shachar@zone4play.com

                                  ATTACHMENT B
                         ECHOSTAR ADVERTISING GUIDELINES

a. EchoStar will retain one hundred percent (100%) of the advertising inventory on the Service. The Network may sell advertising inventory provided that any such sales shall be pursuant to a direct contractual relationship between EchoStar and advertisers and subject to approval and acceptance by EchoStar, in EchoStar's sole and exclusive discretion.

b. All direct response transactions conducted by a Subscriber ("Subscriber Information Requests") through the Service must pass through EchoStar's designated transaction engine.

c. Network must include the appropriate data or phone numbers for Subscriber Information Requests to pass through EchoStar's transaction engine.

d. EchoStar reserves the right to charge Network a transaction fee for each Subscriber Information Request processed and forwarded to the content provider's designated advertiser.

e. Bandwidth allocated by EchoStar to Network for its Service includes that allocated for Network's advertisement placement.

f. Additional bandwidth required by Network for an active banner that click's through to an advertiser's Software Application ("Advertising Application") will be discussed separately.